Exhibit (h)(10)

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) made as of             November    , 2016 (the “Effective Date”), is by and between RARE Infrastructure (North America) Pty Limited, an Australian proprietary limited company (“RARE”), and Legg Mason ETF Equity Trust (the “Trust”), a Maryland statutory trust. RARE and the Trust are referred to in this Agreement singly as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, RARE is a licensee of the Licensed Intellectual Property (as defined below) with the power to license those rights to the Trust;

WHEREAS, the Trust desires a license to the Licensed Intellectual Property from RARE to manage certain fund assets for the mutual benefit of the Trust and RARE in its role as a sub-adviser to the Trust;

WHEREAS, the Trust has retained RARE as a sub-adviser to the Trust, and RARE acknowledges that the license granted in this Agreement is necessary for the Trust to conduct business for the mutual benefit of the Parties pursuant to that relationship; and

WHEREAS, RARE is willing to grant such license subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the following meanings:

1.1.	“Intellectual Property” shall mean all (a) trademarks, service marks, domain names, trade dress, logos and trade names and registrations and applications for registration thereof, (b) copyrights and registrations and applications for registration thereof, (c) trade secrets and confidential business information, including data, methodologies and algorithms relating to market indices, and (d) other proprietary rights relating to any of the foregoing.

1.2.	“Index Intellectual Property” shall mean all Intellectual Property of RARE relating to the financial products described in Exhibit A of this Agreement (“Products”).

1.3.	“Territory” shall mean all countries and territories worldwide.

2.	License Grant. Subject to the terms and conditions of this Agreement, RARE hereby grants to the Trust a nonexclusive license within the Territory to use or otherwise exploit the Index Intellectual Property for the creation, issuance, trading, sales, distribution and marketing (including print, electronic and web use rights) of the Products listed on Exhibit A of this Agreement, with the right to (a) load and store the Index Intellectual Property in a database or other proprietary or third party application, and (b) sublicense to managers and/or distributors designated by the Trust in connection with the Products. The license granted herein is non-transferable and non-assignable except as provided in Section 8.2 of this Agreement, and is provided at no additional cost to the Trust. Sublicenses shall be terminated automatically at such time as this license grant terminates or expires.

2.1.	Quality Control. The Trust agrees to: (i) use the Index Intellectual Property only as provided in this Agreement and in connection with financial products of a level of quality at least equal to the goods and services it has distributed previously and, in no event, at no less than then-current industry standards; and (ii) use the Index Intellectual Property in strict compliance with all guidelines provided by RARE and with such trademark notices as RARE shall direct. RARE shall have the right to reasonably request the Trust to provide RARE with specimens of all trademark usage of the Index Intellectual Property.

3.	Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall remain in effect until all funds managed by the Trust relating to the Index Intellectual Property are dissolved, unless terminated by either Party as provided in Section 5 of this Agreement.

4.	Intellectual Property. RARE hereby warrants and represents that it has full power and authority to grant the rights to the Trust as set forth in this Agreement. Each Party acknowledges and agrees that for the purposes of this Agreement the Trust will not obtain any ownership rights in the Index Intellectual Property under this Agreement, and all use by the Trust shall inure to the benefit of RARE or the entity licensing the rights to RARE, and RARE, or such licensor, retains the right and discretion to enforce the Index Intellectual Property.

5.	Termination. Either Party may terminate this Agreement on sixty (60) days’ written notice. Unless otherwise agreed in writing by RARE, this Agreement shall terminate, automatically and without any further act or deed of the Parties, at any time that the Trust is unable to pay its debts when due, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or files or has filed against it any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place that is not dismissed within ninety (90) days of filing, or has or suffers a receiver or trustee to be appointed for its business or property, or is adjudicated a bankrupt or an insolvent.

6.	EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, RELATING TO THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW INCLUDING WARRANTIES OF ACCURACY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.	Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service if served personally on the Party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below; or (iii) on the day after delivery to a reputable overnight courier service, properly addressed, to the Party at its address given below. Any Party may change its address for the purpose of this Section 7 by giving the other Party written notice of its new address in the manner set forth above.

To RARE:

RARE Infrastructure (North America) Pty Limited

Attn: Head of Risk & Compliance

Level 13, 35 Clarence Street

Sydney, NSW 2000

Fax: 61-2-9397-7399

To the Trust:

Legg Mason ETF Equity Trust

Attn: Robert I. Frenkel, Esq.

100 First Stamford Place, 6th Floor

Stamford, CT 06902

Fax: (203) 703-6248

8.	Miscellaneous.

8.1.	Waiver, Modification, etc. No waiver, modification or cancellation of any term or condition or this Agreement shall be effective unless executed in writing by the Party charged therewith. No waiver by either Party of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision hereof.

8.2.	Assignment. The Trust shall not assign or transfer (by merger, consolidation, issuance, sale or transfer of equity interests, sale or transfer of assets, operation of law or otherwise) this Agreement or any of its rights or obligations under this Agreement without the prior written consent of RARE, it being understood that any purported assignment or transfer by the Trust of this Agreement or any of its rights or obligations hereunder other than in accordance with the foregoing provisions of this sentence shall be void and of no force or effect ab initio. Unless otherwise expressly agreed in writing by RARE, no assignment or transfer by the Trust of this Agreement or any of its rights or obligations hereunder shall relieve the Trust of its obligations under this Agreement.

8.3.	No Partnership. This Agreement is not intended to create, and does not constitute and shall not be construed as creating, an agency, partnership or joint venture relationship between or among any of the Parties.

8.4.	Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the United States of America and the State of New York, without reference to the principles of conflict of laws. Any action or proceeding arising under, relating to, or based upon this Agreement shall be instituted in a federal or state court of competent jurisdiction in the State and County of New York. The Parties hereby submit to the exclusive jurisdiction of such courts and waive any objection to the propriety or convenience of venue therein. Service of process with respect to any such action may be made upon the Parties in the same manner that notices may be given under this Agreement as provided in Section 7.

8.5.	Headings. Section headings contained in this Agreement are included for convenience only and shall not for any purpose govern, limit, modify or otherwise affect the provisions of this Agreement and shall be given no legal effect.

8.6.	Savings Clause. The determination that any provision of this Agreement is invalid or unenforceable shall not invalidate this Agreement, and the remainder of this Agreement shall remain valid and enforceable to the fullest extent permitted by law. This Agreement represents the entire understanding between the Parties with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements, oral or written, between the Parties with respect to the subject matter hereof.

8.7.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Intellectual Property License Agreement as of the day and year first above written.

RARE INFRASTRUCTURE (NORTH AMERICA) PTY LIMITED

By:
Name:
Title:

By:
Name:
Title:

LEGG MASON ETF EQUITY TRUST

By:
Name:
Title:

EXHIBIT A

PRODUCTS

RARE Global Infrastructure Index